Exhibit 99.1

[LOGO OF AUTODESK]

Press Release

Investors:	Sue Pirri, sue.pirri@autodesk.com, 415-507-6467
Marlene Peterson, marlene.peterson@autodesk.com, 415-507-6732

Media:	Shannon Hart, shannon.hart@autodesk.com, 415-507-6241

AUTODESK ANNOUNCES PRELIMINARY ESTIMATES

OF RESTRUCTURING CHARGES

SAN RAFAEL, Calif., Nov. 25, 2003—Autodesk, Inc. (NASDAQ: ADSK), the world’s leading design software and digital content company, today announced the preliminary details of its planned restructuring, including a workforce reduction of between 550 and 650 employees and closure of certain facilities, as well as preliminary estimates of the associated restructuring charges and their impact on future earnings.

These measures are expected to result in a total restructuring charge of approximately $37 million, which will be charged as the cost reductions are effected on a quarterly basis over the next four fiscal quarters. Some of the savings realized in the restructuring will be reinvested in targeted growth areas.

“As we have previously disclosed, most recently in our November 20, 2003 conference call, we have been working hard on the cost structure of our business,” said Al Castino, Autodesk chief financial officer. “We have invested a great deal of time benchmarking all of our processes and functions. We have identified a number of areas which we can and will improve. Some can be improved quickly, and others will need concerted effort over the course of the next fiscal year and, in some cases, even beyond. Over the coming year, we believe we can execute on our plans to reduce operating costs that will improve profitability and allow us to invest for future growth.”

In order to give effect to the impact of the planned restructuring on GAAP earnings per share, the company is updating its guidance for the fourth quarter of fiscal year 2004, the first quarter of fiscal year 2005 and the full 2005 fiscal year, which was set forth in the earnings release for the third quarter of fiscal 2004 dated November 20, 2003. The revenue guidance is unchanged. The following statements are forward looking statements, involving risks and uncertainties, and are based on current expectations. Factors that could cause net revenue to differ materially from our expectations include further weakening of the economies where we do business, lack of momentum in upgrade or subscription revenue, and foreign currency fluctuations. Factors that could cause earnings and earnings per share to differ materially from our expectations include failure to achieve anticipated revenue levels, the inability to quickly adjust our cost structure to current revenue levels, interest rates, share count, unanticipated costs and final calculation of the costs and timing of headcount reductions and facilities closures related to the restructuring.

Q4 Fiscal 2004

Net revenues for the fourth quarter of fiscal 2004 are targeted to be in the range of $245 million to $255 million. Non-GAAP earnings per diluted share for the fourth quarter of fiscal year 2004 are targeted to be in the range of $0.27 to $0.32 excluding the effect of the restructuring charge, and $0.24 to $0.30 on a GAAP basis.

Q1 Fiscal 2005

Net revenues for the first quarter of fiscal 2005 are targeted to be in the range of $215 million to $225 million. Non-

GAAP earnings per diluted share for the first quarter of fiscal year 2005 are targeted to be in the range of $0.08 to $0.13 excluding the effect of the restructuring charge, and $0.04 to $0.10 on a GAAP basis.

Full Year Fiscal 2005

For fiscal 2005, annual revenue is targeted to be in the range of $940 million to $975 million with non-GAAP EPS targeted to be in the range of $0.90 to $1.10 excluding the effect of the restructuring charge, and $.68 to $.88 on a GAAP basis. Fourth quarter fiscal 2005 operating margins are targeted to be in the mid-20 percent range on a GAAP basis. This positions the company to achieve its target 18 to 20 percent operating margins on a GAAP basis for subsequent annual periods.

A reconciliation of the non-GAAP EPS targets to the corresponding GAAP EPS targets is provided at the end of this press release.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties. In addition to the factors discussed above, factors that could cause actual results to differ materially include the following: general market and business conditions, failure to achieve anticipated levels of customer acceptance of key new applications, failure to achieve sufficient sell-through in our channels for new or existing products, pricing pressure, failure to achieve anticipated cost reductions, delays in the release of new products and services, failure to achieve continued success in technology advancements, changes in accounting rules, failure to successfully integrate new or acquired businesses, financial and business condition of our reseller and distribution channels, renegotiation or termination of royalty or intellectual property arrangements, and failure to grow lifecycle management or collaboration products. The targeted GAAP earnings per share will be impacted by the actual number of headcount reductions and facilities closures, the location and seniority of positions eliminated, the actual costs incurred relating to severance arrangements, final determinations regarding facilities closures and the quarterly timing of all of the foregoing restructuring measures.

Further information on potential factors that could affect the financial results of Autodesk are included in the company’s report on Form 10-K, for the year ended January 31, 2003, and form 10-Q for the quarter ended July 31, 2003, which are on file with the Securities and Exchange Commission.

About Autodesk

Autodesk is the world’s leading design software and digital content company, offering customers progressive business solutions through powerful technology products and services. Autodesk helps customers in the building, manufacturing, infrastructure, digital media, and wireless data services fields increase the value of their digital design data and improve efficiencies across their entire project lifecycle management processes. For more information, contact any Authorized Autodesk Reseller, call Autodesk at 800-964-6432, or visit www.autodesk.com. Discreet® product information is available at 800-869-3504 or via the Web at www.discreet.com.

AUTODESK, INC.

Reconciliation of diluted net income per share on a GAAP basis to non-GAAP diluted net income per share

Unaudited

	Three months ended				Fiscal year ended January 31, 2005
	January 31, 2004		April 30, 2004
	Low end of range	High end of range	Low end of range	High end of range	Low end of range	High end of range
Diluted net income per share on a GAAP basis	$0.24	$0.30	$0.04	$0.10	$0.68	$0.88
Restructure costs	0.04	0.03	0.05	0.04	0.29	0.29
Income tax effect	(0.01)	(0.01)	(0.01)	(0.01)	(0.07)	(0.07)

Non-GAAP diluted net income per share	$0.27	$0.32	$0.08	$0.13	$0.90	$1.10

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